Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) made this 28th day of May 2024 by and between AXIL Brands, Inc. (f/k/a Reviv3 Procare Company), (the “Company”) and Monica Diaz Brickell (“Consultant”) (together, the “Parties”).

RECITALS

The Company, along with several of its affiliates (collectively, the “Affiliates”), are engaged in the business of manufacturing and marketing premium hearing enhancement and protection products, including ear plugs, earmuffs, and ear buds, and premium hair and skincare products (collectively, the “Business”). The Company desires to engage the Consultant to provide subject matter expertise on financial matters.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby retains the Consultant, and the Consultant agrees to be retained by the Company, on the following terms and conditions:

AGREEMENT

A.

Consultant Services. The Company agrees to retain the Consultant to be available to assist the Company at reasonable times and provide transition services as reasonably requested by the Company (“the Services”).

B.

Method of Performing Services. Consultant will determine the method, details, and means of performing the above-described services.

C.

Tools and Instrumentalities. Consultant will supply all tools and instrumentalities required to perform the services under this Agreement.

D.

Compensation. As compensation to Consultant for rendering the Services identified in this Agreement, as soon as practicable following the date of this Agreement, the Company will issue to Consultant 30,000 shares of the Company’s common stock, par value $0.0001 per share as a stock award under the Company’s 2022 Equity Incentive Plan (the “Shares”). The Shares shall be fully vested and non-forfeitable upon issuance. Further, six months after the date of grant of the Shares, the Company will cause, at the Company’s cost, its counsel to provide a legal opinion to the Company’s transfer agent regarding removal of Rule 144 restrictive legends from the Shares in connection with any sale of the Shares.

E.

Term. The Consultant’s position under the terms of this Agreement shall commence as of the date first set forth above (the “Commencement Date”) and continue until October 31, 2024 (the “Expiration Date”) unless terminated sooner.

F.

Independent Contractor Relationship. Consultant’s relationship with Company will be that of an independent Consultant and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company unless specifically requested to do so, by Company, in writing. Consultant shall not incur any costs on behalf of Company without the express advance written permission of Company. Consultant understands that she is an independent Consultant and therefore is solely responsible for the payment of any taxes related to her compensation under this Agreement. In addition, Consultant understands that because she is not an employee of the Company, she is not eligible for any employee benefits that may be provided to Company employees. The Company shall not provide Consultant with retirement, health, disability, or other benefits with respect to Consultant’s services or the compensation paid under this Agreement.

G.

Insurance. Consultant agrees and acknowledges that the Company does not provide or maintain any coverage with respect to Consultant’s services and Consultant shall obtain any and all necessary insurance to cover Consultant’s operations, services, and/or employees. Consultant agrees to hold harmless and indemnify Company for any and all claims arising out of any injury, disability, or death of Consultant, or her employees or agents.

H.

Maintaining Confidential Information.

1.       Company Information. The Consultant agrees at all times during her retention with the Company and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or company, without the written authorization of the President or the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information of the Company. By way of illustration and not limitation, such shall include information relating to products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills of other Consultants of the Company (“Information”). In addition, and not in limitation of the above, the Consultant shall not copy, duplicate or reverse engineer or compile any Information provided; nor shall she use or transmit, directly or indirectly, the Information or any portion or product thereof outside the United States without the written consent of the Company.

2.       Third Party Information. The Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. The Consultant agrees that she owes the Company and such third parties, both during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or company (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).

I.

Termination and Survival of Covenants. The termination of this Agreement shall not terminate the Parties’ duties and obligations under Section H, which shall survive the termination of this Agreement.

J.

Severability and Waiver.

1.       Severability. Company and Consultant hereby agree that if any provision or term is found to be unenforceable by a court or tribunal of competent jurisdiction, then all other provisions, terms, restrictions, covenants, or promises will nonetheless remain in full force and effect.

2.       Waiver. Company and Consultant hereby agree that the failure of either Company or Consultant to insist upon performance of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and/or conditions or future breach, but the same shall continue and remain in full force and effect as if no such forbearance had occurred.

K.

Assignment. Consultant’s duties and obligations under this Agreement may not be assigned except with the express written consent of Company. Company’s rights, including its rights to the enforcement of the covenants set forth above, shall be assignable and shall inure to the benefit of not only Company, but also Company’s successors and assigns.

L.

Interpretation and Choice of Law. The validity, interpretation, and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflicts of law rules.

M.

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of the Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

N.

Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties hereto with respect to the rendering of services by Consultant for Company, and contains all of the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which is not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing, signed by the party to be charged.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

AXIL Brands, Inc.

By:	/s/ Jeff Toghraie

Its: Chief Executive Officer

Date: 05/28/2024

Monica Diaz Brickell

/s/ Monica Diaz Brickell